Exhibit 10.27
AMENDED AND RESTATED
NON-QUALIFIED SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN
QCR HOLDINGS, INC.
(As Amended and Restated July 24, 2008)

QCR HOLDINGS, INC.
NON-QUALIFIED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(AMENDED AND RESTATED JULY 24, 2008)
QCR HOLDINGS, INC. and its affiliates maintain individual non-qualified supplemental executive retirement plans and various Non-qualified Supplemental Retirement Joinder Agreements, which are applicable to certain key employees (the “Executives”) set forth in Appendix A (the “Joinder Agreements”). As of July  _____, 2008 (the “Restatement Date”), the plan is hereby amended and restated in its entirety as the QCR HOLDINGS, INC. NON-QUALIFIED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (As Amended and Restated July 24, 2008) (the “Plan”). All obligations under the Plan will be solely borne by the Company or the affiliate that employs the Executive (the “Employer”). QCR HOLDINGS, INC. (the “Company”) is a party to this Plan for the sole purpose of guaranteeing the Employer’s performance hereunder.
The Company and the Employers intend this amendment and restatement of the Plan to be a material modification of the Plan such that all amounts accrued under the Plan, including amounts accrued prior to December 31, 2004, shall be subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.
The purpose of this Plan is to provide supplemental retirement benefits to selected Executives, each of whom is a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Employer. This Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.
SECTION I
DEFINITIONS
When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:
1.1
“Accrued Benefit” means as of any date, that portion of the Supplemental Retirement Benefit which is required to be expensed and accrued under generally accepted accounting principles (GAAP) where such benefit is computed with all current census data as of the date of the relevant determination.

1.2	“Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.3	“Administrator” means the Board of the Employer, or a designated committee thereof.

1.4
“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary by the Executive to whom the deceased Executive’s benefits are payable. If no Beneficiary is so designated, then the Executive’s Spouse, if living, will be deemed the Beneficiary. If the Executive’s Spouse is not living, then the Children of the Executive will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate of the Executive will be deemed the Beneficiary.

1.5	“Benefit Age” shall be the birthday on which the Executive attains the age of 65, unless otherwise set forth in such Executive’s Joinder Agreement.

1.6
“Benefit Eligibility Date” shall be the later of (1) the 1st day of the month following the month in which the Executive attains the Benefit Age, or (ii) the 1st day of the month following the month in which the Executive actually Retires.

1.7	“Benefit Commencement Date” shall mean the date set forth in Section 4.1.

1.8	“Board” shall mean the Board of Directors of the Company, unless specifically noted otherwise.

1.9	“Cause” shall mean:
(A)	as such term is defined in an employment agreement between the Executive and an Employer, or if no such agreement or definition exists, then as provided below in this Section 1.9;

(B)	a material violation by the Executive of any applicable material law or regulation respecting the business of the Employer;

(C)
the Executive being found guilty of a felony, an act of dishonesty in connection with the performance of his duties as an officer of the Employer, or an act or acts which disqualify the Executive from serving as an officer or director of the Employer; or

(D)	the willful or negligent failure of the Executive to perform his duties in any material respect.
1.10	A “Change in Control” shall mean and include the following with respect to the Company, or as provided below, the Employer and shall be deemed to have occurred on the earliest of the following dates:
(A)
The date of the consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty-three percent (33%) or more of the combined voting power of the then outstanding voting securities of the Company or the Employer; or

(B)
The date that individuals who, as of the date hereof, are members of the Board of Directors of the Company (the “Company Board”) cease for any reason during any 12 month period, to constitute a majority of the Company Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Company Board, and such new director shall, for purposes of this Plan, be considered as a member of the Company Board; or

(C)
The date of the consummation by the Company, or the Employer, of (i) a merger or consolidation if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation, in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution or an agreement for the sale or other disposition of two-thirds or more of the consolidated assets of the Company or the Employer.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because thirty-three percent (33%) or more of the combined voting power of the then outstanding securities of the Company or the Employer is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company or the Employer in substantially the same proportion as their ownership of stock of the Company or the Employer immediately prior to such acquisition.

In the event that any benefit under the Plan constitutes Deferred Compensation (as defined in Section 409A) and the settlement of or distribution of benefits under this Plan is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” permitted under Section 409A.

1.11	“Change in Control Termination” means the Executive’s Termination of Employment either voluntary or involuntary which occurs within thirty-six (36) months of a Change in Control.

1.12
“Children” means the Executive’s children, or the issue of any deceased Children, then living at the time payments are due the Children under this Plan. The term “Children” shall include both natural and adopted Children.

1.13	“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder from time to time.

1.14	“Company” means QCR Holdings, Inc., or its successor.

1.15
“Disabled” means that the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Employer’s employees.

1.16	“Disability Benefit” means the monthly benefit payable to the Executive following a determination, in accordance with Section 4.10, that he is Disabled.

1.17
“Early Retirement” means the Executive’s Termination of Employment following the Executive’s attainment of age 55 and completion of ten (10) Years of Service with the Employer or affiliated entity provided the Original Effective Date of the Executive’s Joinder Agreement is at least two (2) years prior to his Termination of Employment.

1.18	“Early Retirement Eligibility Date” means the date on which the Executive is first eligible for Early Retirement.

1.19	“Employer” means the Company or the affiliated entity which employs the Executive, as reflected in the applicable Joinder Agreement, or any successor thereto.

1.20	“Executive” means a key employee of the Employer selected by the Company to participate in the Plan.

1.21	“Estate” means the estate of the Executive.

1.22	“Full-Time” means employment during a Plan Year in which the Executive works at least 1,600 hours.

1.23
“Interest Factor” unless specifically designated otherwise in this Section or in another place in this Plan, means annual compounding or discounting, as applicable, at six percent (6%). In the event a lump sum benefit is paid to Executive upon a Change in Control, for purposes of determining the value of an Executive’s lump sum benefit, the Interest Factor shall mean 120% of the semiannual applicable federal rate (AFR) as determined under Code Section 1274(d).

1.24	“Joinder Agreement” means the Non-Qualified Supplemental Executive Retirement Joinder Agreement between the Executive and Employer.

1.25
“Original Effective Date” is the date of a prior Joinder Agreement, if any, and set forth in the current Joinder Agreement, and if no such prior Joinder existed, then the date of execution of the Joinder Agreement.

1.26	“Part-Time” means employment on less than a Full-Time basis.

1.27	“Payout Period” means the time frame during which benefits payable hereunder shall be distributed pursuant to the applicable distribution provisions set forth in this Plan.

1.28	“Plan Year” shall mean the calendar year.

1.29	“Retire(s)” or “Retirement” means the Executive’s Termination of Employment following Executive’s attainment of Benefit Age.

1.30
“Section 409A” means Code Section 409A and any U.S. Treasury regulations and guidance promulgated thereunder, including such regulations and guidance promulgated after the Restatement Date of the Plan as deemed appropriate by the Administrator.

1.31	“Separation from Service” shall mean an Executive’s “separation from service” as determined under Treas. Reg. Section 1.409A-1(h).

1.32
“Specified Employee” means any Executive who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Administrator based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). All Executives who are determined to be key employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Specified Employees for purposes of the Plan during the 12-month period that begins on the April 1 following the close of such identification period. For purposes of determining whether an individual is a key employee under Code Section 416(i), “compensation” shall mean such individual’s W-2 compensation as reported by the Employer for a particular calendar year.

1.33
“Spouse” means the individual to whom the Executive is legally married at the time of the Executive’s death, provided, however, that the term “Spouse” shall not refer to an individual to whom the Executive is legally married at the time of death if the Executive and such individual have entered into a formal separation agreement (provided that such separation agreement does not provide otherwise or state that such individual is entitled to a portion of the benefit hereunder) or formally initiated divorce proceedings through the courts.

1.34
“Supplemental Retirement Benefit” means an annual amount (before taking into account federal and state income taxes), equal to two and one-half percent (2 1/2%) (or a pro-rata percentage of 2 1/2% for each Year of Service in which the Executive is employed Part-Time) for each Year of Service until the Executive attains his Benefit Age (not to exceed 40 Years of Service) with a maximum of seventy percent (70%), multiplied by the average annual base salary plus cash bonus (excluding insurance bonus compensation) for the three (3) most recently completed Plan Years in which Executive is a Full-Time Employee. Such Supplemental Retirement Benefit shall be reduced by the annual benefit derived from any Employer contributions plus earnings thereon to the credit of Executive in the Company’s or the Employer’s 401(k) or other deferred compensation plans in which Executive is also a participant calculated in accordance with the projections conducted at the time the Plan is adopted. The Supplemental Retirement Benefit shall be payable in monthly installments throughout the Payout Period.

1.35
“Supplemental Early Retirement Benefit” means an annual amount (before taking into account federal and state income taxes) payable under Section 4.7 of the Plan in the event of the Executive’s Early Retirement.

1.36
“Survivor’s Benefit” means, if the Employer has obtained insurance on the life of the Executive, an amount payable to the Beneficiary in a single lump sum (unless otherwise provided in the Joinder Agreement) equal to the amount designated in the Executive’s Joinder Agreement as the “Survivor’s Benefit.” If the Employer has not obtained insurance on the life of the Executive, the Survivor’s Benefit shall be equal to the Accrued Benefit of the Executive as of Executive’s date of death, and payable in a single lump sum (unless otherwise provided in the Joinder Agreement).

1.37
“Termination of Employment” means the Executive ceases to be employed by the Employer for any reason whatsoever, other than by reason of a leave of absence which is approved by the Employer, provided such termination constitutes a Separation from Service.

1.38
“Year of Service” means a 12 month period during which Executive is employed on a Full-Time or Part-Time basis. A year of service can be measured on the basis of anniversary dates from the Executive’s date of hire in the discretion of the Board.

SECTION II
ESTABLISHMENT OF RABBI TRUST
The Employer may establish a rabbi trust into which the Employer intends to contribute assets which shall be held therein, subject to the claims of the Employer’s creditors in the event of the Employer’s “Insolvency” as defined in the agreement which establishes such rabbi trust, until the contributed assets are paid to the Executives and their Beneficiaries in such manner and at such times as specified in this Plan. It is the intention of the Employer to make contributions to the rabbi trust to provide the Employer with a source of funds to assist it in meeting the liabilities of this Plan. The rabbi trust and any assets held therein shall conform to the terms of the rabbi trust agreement which has been established in conjunction with this Plan. To the extent the language in this Plan is modified by the language in the rabbi trust agreement, the rabbi trust agreement shall supersede this Plan. Any contributions to the rabbi trust shall be made during each Plan Year in accordance with the rabbi trust agreement. The amount of such contribution(s) shall be equal to the full present value of all benefit accruals under this Plan, if any, less: (i) previous contributions made on behalf of the Executive to the rabbi trust, and (ii) earnings to date on all such previous contributions, as may be applicable. In the event of a Change in Control, the Employer shall transfer to the rabbi trust within thirty (30) days prior to such Change in Control, the present value of an amount sufficient to fully fund the Supplemental Early Retirement Benefit for each Executive covered by this Plan.
SECTION III
SELECTION & ELIGIBILITY
3.1
Selection by Company. Participation in the Plan shall be limited to a select group of management and highly compensated employees of an Employer and/or the Company. From that group, the Company shall select, in its sole discretion, employees of an Employer to participate in the Plan.

3.2
Enrollment Requirements. As a condition to participation, each selected employee shall complete, sign and return to the Administrator a Joinder Agreement and a Beneficiary Designation Form. In addition, the Administrator, in its sole discretion, shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

3.3
Eligibility; Commencement of Participation. Provided an employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Administrator, that employee shall commence participation in the Plan on the date specified by the Administrator. If a selected employee fails to meet all such requirements prior to that date, the employee shall not be eligible to participate in the Plan until the completion of those requirements.

3.4
Termination of Participation. If the Administrator determines in good faith that an Executive no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Section 201(2) of ERISA, the Administrator may, to the extent permitted by Section 409A, preclude the Executive from further participation in the Plan.

SECTION IV
BENEFITS
4.1	Benefit Commencement Date. An Executive’s Benefit Commencement Date shall be the earliest to occur of the following dates:
(A)	The date the Executive reaches his Benefit Eligibility Date;

(B)	The date the Executive dies;

(C)	The date of the Executive’s Early Retirement;

(D)	The date of the Executive’s Change in Control Termination; or

(E)	The Early Termination Eligibility Date in the event of a termination under Section 4.6.
4.2	Time of Distribution. Distributions pursuant to the Plan shall be paid in accordance with Section 4.4, 4.5, 4.6, 4.7, 4.8 and 4.10 provided that:
(A)	Any distribution to be made in a lump sum shall be paid no later than sixty (60) days following the Executive’s Benefit Commencement Date.

(B)
Any distributions to be paid in the form of monthly installments shall commence no later than sixty (60) days following the Executive’s Benefit Commencement Date and thereafter shall be made no later than fifteen (15) days after the last business day of the preceding month and continue for One Hundred Eighty (180) months.

(C)
If, as of the effective date of an Executive’s Termination of Employment, the Company is publicly traded and the Executive is a Specified Employee, then, to the extent required pursuant to Section 409A, payment of any portion of his Supplemental Retirement Benefit that would otherwise have been paid to the Executive during the six-month period following his Termination of Employment and which would constitute deferred compensation under Section 409A (the “Delayed Payments”) shall be delayed until the date that is six (6) months and one day following Executive’s Termination of Employment or, if earlier, the date of the Executive’s death (The “Delayed Payment Date”). As of the Delayed Payment Date, the Delayed Payments plus interest at a rate equal to the Interest Factor, for the period of delay, shall be paid to the Executive in a single lump sum. Any portion of the Supplemental Retirement Benefit that was not otherwise due to be paid during the six-month period following the Executive’s Termination of Employment shall be paid to the Executive in accordance with the payment schedule set forth under the applicable distribution provision of this Plan.

(D)
Notwithstanding any provisions of the Plan or any Joinder Agreement to the contrary, if Executive’s Accrued Benefit, along with any other nonqualified deferred compensation that must be aggregated with this Plan pursuant to Section 409A, as of such Executive’s Termination of Employment has an aggregate value of not greater than the applicable dollar limit under Code Section 402(g)(1)(B) ($15,500 for calendar year 2008), the Executive’s Accrued Benefit, and all other plans aggregated with this Plan pursuant to Section 409A, shall be paid to the Executive in a lump sum payment on or before the later of:

(1)	December 31st of the calendar year in which the Executive’s Termination of Employment occurs; or

(2)	the 15th day of the third month following the Executive’s Termination of Employment.

(3)
Upon the date of payment pursuant to this Section 4.2, Executive shall have no further interest under the Plan or any similar deferred compensation arrangements, as defined under Section 409A with the Employer.

4.3	Change to Time or Manner of Payment. Any changes made to the time or form of payment shall be subject to the following constraints:
(A)	Any change shall be subject to approval of the Administrator;

(B)	The change to modify the time or form of payment shall not take effect until at least twelve (12) months after the date on which the change is made;

(C)	The first payment pursuant to the change shall be delayed for a period of not less than five (5) years from the Executive’s originally scheduled Benefit Commencement Date; and

(D)	Notwithstanding the foregoing, the Administrator shall interpret all provisions relating to the change under this Section in a manner that is consistent with Section 409A.

4.4
Retirement Benefit. If the Executive is in service with the Employer until reaching his Benefit Age, the Executive shall be entitled to the Supplemental Retirement Benefit. Such benefit shall commence on the Executive’s Benefit Commencement Date and shall be payable in monthly installments throughout the Payout Period. In the event the Executive dies at any time after attaining his Benefit Age, but prior to the commencement or completion of all such payments due and owing hereunder, the Employer shall pay to the Executive’s Beneficiary a lump sum payment equal to the Accrued Benefit at the time of death.

4.5
Death Prior to Benefit Age. If the Executive dies prior to attaining his Benefit Age, but while employed at the Employer, the Executive’s Beneficiary shall be entitled to the Survivor’s Benefit. Payment of the Survivor’s Benefit shall commence within thirty (30) days of the Executive’s death and shall be payable as provided in Section 1.36.

4.6
Involuntary Termination (Other Than for Cause) or Voluntary Termination of Employment. If the Executive’s employment with the Employer is involuntarily terminated prior to the attainment of his Benefit Age, for any reason other than: (i) for Cause; (ii) a Change in Control Termination; (iii) the Executive’s death; (iv) Disability; or (v) if the Executive voluntarily terminates his employment, other than due to Early Retirement, as defined below, then the Executive (or his Beneficiary) shall be entitled to Executive’s Accrued Benefit determined at the time of the Executive’s Termination of Employment. Such benefit shall commence on the first day of the first month following the Early Retirement Benefit Eligibility Date, shall be annuitized (using the Interest Factor) and be payable in monthly installments throughout the Payout Period. For purposes of clarity, such amounts shall not be credited with the Interest Factor prior to Benefit Commencement Date. In the event the Executive dies prior to his Benefit Commencement Date, the Employer shall pay to the Executive’s Beneficiary a Survivor’s Benefit calculated as if the Employer had not obtained insurance on the Executive. In the event the Executive dies prior to completion of all such payments due and owing hereunder, the Employer shall pay to the Executive’s Beneficiary a lump sum payment equal to the Accrued Benefit at the time of death.

4.7
Early Retirement Prior to Benefit Age. If the Executive terminates employment due to Early Retirement prior to attainment of his Benefit Age, Executive shall be entitled to receive the Supplemental Early Retirement Benefit, as described below. The Supplemental Early Retirement Benefit shall be the Executive’s Supplemental Retirement Benefit calculated using the Executive’s Years of Service on the date of the Executive’s Early Retirement. Such benefit shall commence on the Executive’s Benefit Commencement Date and shall be payable in monthly installments throughout the Payout Period. In the event the Executive dies following his Termination of Employment prior to completion of all such payments due and owing hereunder, the Employer shall pay to the Executive’s Beneficiary a lump sum payment equal to the Accrued Benefit at the time of death.

4.8
Change in Control Termination. If an Executive experiences a Change in Control Termination, the Executive shall be entitled to receive the Executive’s Supplemental Retirement Benefit calculated using the Executive’s Years of Service as of Executive’s Termination of Employment (without regard to a minimum number of Years of Service or age). Unless otherwise provided in the Joinder Agreement, such benefit shall commence on the Executive’s Benefit Commencement Date and shall be payable in monthly installments throughout the Payout Period. In the event the Executive dies following his Change in Control Termination and prior to commencement or completion of all such payments due and owing hereunder, the Employer shall pay to the Executive’s Beneficiary a lump sum payment equal to the Accrued Benefit at the time of death.

4.9
Termination for Cause. Other than with respect to a Change in Control Termination, if the Executive is terminated for Cause, all benefits under this Plan shall be forfeited and this Plan shall become null and void with respect to the Executive or the Executive’s Beneficiaries. In the event of a Change in Control Termination for Cause, the benefit here under shall be calculated as an Early Retirement occurrence on the Change in Control date.

4.10
Disability Benefit. Notwithstanding any other provision hereof, if the Executive becomes Disabled and then experiences a Termination of Employment, the Executive shall be entitled to receive his Disability Benefit hereunder. The Disability Benefit shall be the Executive’s Accrued Benefit on the date of the Executive’s Termination of Employment due to Disability. Such benefit shall be annuitized (using the Interest Factor) and be payable as of the Executive’s Benefit Commencement Date and shall be payable commencing on the first day of the first month following the Benefit Eligibility Date and shall be paid in the form of monthly installments throughout the Payout Period. For purposes of clarity, such Accrued Benefit amount shall be credited with the Interest Factor prior to Benefit Eligibility Date. In the event the Executive dies at any time after Termination of Employment due to disability but prior to his Benefit Commencement Date, the Employer shall pay to the Executive’s Beneficiary a lump sum payment equal to the Accrued Benefit at the time of death.

4.11
Additional Death Benefit — Burial Expense. Unless provided under any other plan or agreement, in addition to the above-described death benefits, upon the Executive’s death, the Executive’s Beneficiary shall be entitled to receive a one-time lump sum death benefit in the amount of Ten Thousand ($10,000.00) Dollars. This benefit shall be provided specifically for the purpose of providing payment for burial and/or funeral expenses of the Executive. Such death benefit shall be payable within thirty (30) days of the Executive’s death. The Executive’s Beneficiary shall not be entitled to such benefit if the Executive is terminated for Cause prior to death.

4.12
Transition Rule. In a manner that is consistent with Section 409A, the Administrator may solicit new Joinder Agreements from the Executives in order for the Executives to change the method or timing of such distributions of all amounts subject to Section 409A under the Plan, provided such elections are solicited and properly made prior to December 31, 2008. In the event that the Administrator elects to solicit new Joinder Agreements pursuant to this Section, the failure by the Executive to submit a complete and timely Joinder Agreement will result in the application of the most recently submitted Joinder Agreement.

SECTION V
BENEFICIARY DESIGNATION
The Executive shall make an initial designation of primary and secondary Beneficiaries upon execution of his Joinder Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator in substantially the form attached as Exhibit A to the Joinder Agreement, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator. The most recent Beneficiary designation acknowledged in writing by the Administrator shall apply at the time of the Executive’s death.
SECTION VI
EXECUTIVE’S RIGHT TO ASSETS:
ALIENABILITY AND ASSIGNMENT PROHIBITION
At no time shall the Executive be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Employer. The rights of the Executive, any Beneficiary, or any other person claiming through the Executive under this Plan, shall be solely those of an unsecured general creditor of the Employer. The Executive, the Beneficiary, or any other person claiming through the Executive, shall only have the right to receive from the Employer those payments so specified under this Plan. Neither the Executive nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.
SECTION VII
REGULATORY SUSPENSION AND TERMINATION
7.1
If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §1818(e)(3)) or 8(g) (12 U.S.C. §1818(g)) of the Federal Deposit Insurance Act, as amended, the Employer’s obligations under this Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall (A) pay the Executive all of the compensation withheld while their contract obligations were suspended and (B) reinstate any of the obligations, which were suspended.

7.2
If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e) (12 U.S.C. §1818(e)) or 8(g) (12 U.S.C. §1818(g)) of the Federal Deposit Insurance Act, as amended, all obligations of the Employer under this contract shall terminate as of the effective date of the order.

7.3
If the Employer is in default as defined in Section 3(x) (12 U.S.C. §1813(x)(1)) of the Federal Deposit Insurance Act, as amended, all obligations of the Employer under this Plan shall terminate as of the date of default.

7.4
All obligations of the Employer under this Plan shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the “FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of the Federal Deposit Insurance Act, as amended, or when the Employer is determined by the FDIC to be in an unsafe or unsound condition.

7.5
Any payments made to the Executive pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. § 1828(k)) of the Federal Deposit Insurance Act as amended, and any regulations promulgated thereunder, if the Employer is subject to such rules and regulations.

SECTION VIII
ADMINISTRATION AND CLAIMS PROVISIONS
8.1
Named Fiduciary and Administrator. The Employer shall be the Named Fiduciary and Administrator (the “Administrator”) of this Plan with respect to such Employer’s Executives. As Administrator, the Employer shall be responsible for the management, control and administration of the Plan as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.2
Presentation of Claim. Any Executive or Beneficiary of a deceased Executive (such Executive or Beneficiary being referred to below as a “Claimant”) may deliver to the Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

8.3
Notification of Decision. The Administrator shall consider a Claimant’s claim within a reasonable time; provided that claims based on Disability shall be considered within 45 days, unless, within such time, the Administrator notifies the Claimant in writing that a 30-day extension is required pursuant to Labor Regulation 2560.503-1. Once a decision is made, the Administrator shall notify the Claimant in writing:

(A)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(B)
that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to the understood by the Claimant:

(1)	the specific reason(s) for the denial of the claim, or any part of it;

(2)	the specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(3)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(4)	an explanation of the claim review procedure set forth in Section 8.4 below, including Claimant’s right to bring a civil action as described in Section 8.6.
8.4
Review of a Denied Claim. Within 60 days (180 days for a claim based on Disability) after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Administrator a written request for a review of the denial of the claim. Therefore, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(A)	may review pertinent documents;

(B)	may submit written comments or other documents; and/or

(C)	may request a hearing, which the Administrator, in its sole discretion, may grant.
8.5
Decision on Review. The Administrator shall render its decision on review promptly, and not later than 60 days (45 days for a claim based on Disability) after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Administrator’s decision must be rendered within 120 days after such date; provided, that this period shall be up to one 45-day extension for claims based on Disability. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(A)	specific reasons for the decision;

(B)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(C)	such other matters as the Administrator deems relevant.

8.6
Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 7 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

8.7
Arbitration. If Claimant continues to dispute the benefit denial based upon completed performance of this Plan and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION IX
MISCELLANEOUS
9.1
Status of Plan. The Plan is intended to be a plan that is: (a) not qualified within the meaning of Code Section 401(a); (b) “unfunded and is maintained by the Company or Employer primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(l); and (c) compliant in all respects with Section 409A. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

9.2
No Effect on Employment Rights. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Executive without regard to the existence of the Plan.

9.3
State Law. The Plan is established under, and will be construed according to, the laws of the State of Iowa, to the extent such laws are not preempted by the Act and valid regulations published thereunder.

9.4
Severability and Interpretation of Provisions. In the event that any of the provisions of this Plan or portion hereof, are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any legislation adopted by any governmental body having jurisdiction over the Employer would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby. In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the plan administrator in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

9.5
Payment of Legal Fees. The Employer is aware that after a Change in Control, management of the Employer or the Company or their successors could cause or attempt to cause the Employer to refuse to comply with their obligations under this Plan, including the possible pursuit of litigation to avoid their obligations under this Plan. In these circumstances, the purpose of this Plan would be frustrated. It is the Employer’s intentions that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Plan, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is the Employer’s intentions that the Executive not be forced to negotiate settlement of his rights under this Plan under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (a) the Employer has failed to comply with any of their obligations under this Plan, or (b) the Employer or any other person has taken any action to avoid its obligations under this Plan, the Employer irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Employer as provided in this Section 9.5, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, stockholder, or other person affiliated with the Employer, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Employer and any counsel chosen by the Executive under this Section 9.5, the Employer irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Employer and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this Section 9.5 shall be paid or reimbursed to the Executive by Employer on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices. The Employer’s obligation to reimburse Executive for legal fees as provided under this Section 9.5 and any separate employment, severance or other agreement between the Executive and the Employer shall not exceed $200,000 in the aggregate. Accordingly, the Employer’s obligations to pay the Executive’s legal fees provided by this Section 9.5 shall be offset by any legal fee reimbursement obligation the Employer may have with the Executive under any separate employment, severance or other agreement between the Executive and the Employer.

9.6
Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Employer may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Employer from all liability with respect to such benefit.

9.7
Unclaimed Benefit. The Executive shall keep the Employer informed of his current address and the current address of his Beneficiaries. If the location of the Executive is not made known to the Employer within three years after the date upon which any payment of any benefits may first be made, the Employer shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Employer; however, the Employer shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of three (3) years. Upon expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Executive’s Beneficiary. If the location of the Executive’s Beneficiary is not made known to the Employer by the end of an additional two (2) month period following expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Executive’s Estate. If there is no Estate in existence at such time or if such fact cannot be determined by the Employer, the Executive and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Executive and/or Beneficiary under this Plan.

9.8
Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Employer, or as a member of the Board of Directors of the Employer or the Company shall be personally liable to the Executive or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

9.9	Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.
9.10
Effect on Other Corporate Benefit Agreements. Nothing contained in this Plan shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Employer’s or the Company’s existing or future compensation structure.

9.11
Suicide. Notwithstanding anything to the contrary in this Plan, the benefits otherwise provided herein shall not be payable and this Plan shall become null and void if the Executive’s death results from suicide, whether sane or insane, within twenty-six (26) months after the Original Effective Date of his Joinder Agreement under this Plan.

9.12
Inurement. This Plan shall be binding upon and shall inure to the benefit of the Employer, its successors and assigns, and the Executive, his successors, heirs, executors, administrators, and Beneficiaries, and the Company shall require any acquirer in a Change in Control to expressly assume this Plan.

9.13
Tax Withholding. The Employer shall withhold from any benefits payable under this Plan all federal, state, city, employment and other taxes as shall be required pursuant to any law or governmental regulation then in effect in amounts and in a manner determined in the sole discretion of the Employer.

9.14	Expenses. All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer or the Company.
9.15
Distribution in the Event of Income Inclusion under Section 409A. If any portion of the Executive’s Supplemental Retirement Benefit or Supplemental Early Retirement Benefit under this Plan is required to be included in income by the Executive prior to receipt due to a failure of the Plan to meet the requirements of Section 409A, the Executive may petition the Administrator for a distribution of that portion of his Supplemental Retirement Benefit or Supplemental Early Retirement Benefit that is required to be included in his name. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Employer shall distribute to the Executive immediately available funds in an amount equal to the portion of Executive’s Supplemental Retirement Benefit or Supplemental Early Retirement Benefit required to be included in income as a result of the failure of the Plan to meet the requirements of Section 409A, which amount shall not exceed the Executive’s unpaid Supplemental Retirement Benefit or Supplemental Early Retirement Benefit under the Plan. If the petition is granted, such distribution shall be made within ninety (90) days of the date when the Executive’s petition is granted. Such a distribution shall affect and reduce the Executive’s benefits to be paid under this Plan.

9.16
Deduction Limitation on Benefit Payments. If the Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to an Executive for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Executive pursuant to the Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution under the Plan. Any amounts deferred pursuant to this limitation shall continue to be credited with interest at a rate equal to the Interest Factor. The amounts so deferred and amounts credited thereon shall be distributed, in accordance with the requirements of Section 409A, to the Executive or his Beneficiary (in the event of the Executive’s death) in a single lump sum at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Executive for the taxable year of the Employer during which the distribution is made and will not be limited by Code Section 162(m).

9.17
Insolvency. Should the Employer be considered insolvent, the Company, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan, if the Company is not the Administrator. Upon receipt of such notice, the Administrator shall cease to make any payments to Executives who were Executives or their beneficiaries and shall hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.

9.18
Interpretation. The provisions of this Plan shall be interpreted consistently with Section 409A, and to the extent inconsistent with such authority, shall be deemed to be modified to the extent necessary to make such provisions consistent with such authority. In addition, all questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole discretion, whose decision shall be final, binding and conclusive upon all persons.

9.19	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.
SECTION X
AMENDMENT/REVOCATION
10.1
The Company may, at any time, amend or modify the Plan in whole or in part by the action of its Board; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of an Executive’s Supplemental Retirement Benefit in existence at the time the amendment or modification is made, calculated as if the Executive had experienced a Termination of Employment as of the effective date of the amendment or modification, (ii) no amendment or modification of this Section 10.1 of the Plan shall be effective, and (iii) no amendment or modification shall be made unless such amendment or modification complies with Section 409A. The amendment or modification of the Plan shall not affect any Executive or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

10.2
Notwithstanding any provisions of the Plan to the contrary, in the event that the Company or Employer determines that any provision of the Plan may violate or otherwise not comply with Section 409A, the Company or Employer may, without consent of any Executive or Beneficiary: (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company or Employer determines necessary or appropriate to preserve the intended treatment of the Plan or the benefits provided by the Plan and/or (ii) take such other actions as the Company or Employer determines necessary or appropriate to comply with the requirements of Section 409A.

SECTION XI
TERMINATION
Although the Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Employer will continue the Plan or will not terminate or freeze the Plan at any time in the future. Accordingly, to the maximum extent permissible under Section 409A, the Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of the Executives, by action of its Board. Upon the termination of the Plan, the affected Executives’ Supplemental Retirement Benefit shall be distributed in accordance with the requirements of Section 409A; which, at the discretion of the Board may be in a single lump sum. The termination of the Plan shall not adversely affect any Executive or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination of the Plan.
SECTION XII
EXECUTION
This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of this first day of               .

QCR HOLDINGS, INC.

By:

Title:

Exhibit A
QCR HOLDINGS, INC. NON-QUALIFIED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
BENEFICIARY DESIGNATION
The Executive, under the terms of the QCR Holdings, Inc. Non-qualified Supplemental Executive Retirement Plan (as Amended and Restated                     , 2008), hereby designates the following Beneficiary to receive any guaranteed payments or death benefits under such Plan, following his death:

PRIMARY BENEFICIARY:

SECONDARY BENEFICIARY:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect. Such Beneficiary Designation is revocable.
DATED:                       _____, 20_____.

(WITNESS)	EXECUTIVE

A-1

Appendix A
QCR HOLDINGS INC. NON-QUALIFIED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

JOINDER AGREEMENT
The Executive specified below is hereby participating in the QCR Holdings, Inc. Non-Qualified Supplemental Executive Retirement Plan (the “Plan”). In addition to the terms of the Plan, the Executive and the Employer agree that the Executive’s terms of participation are also subject to the following terms and conditions. In the event that any terms or conditions of the Plan are inconsistent with or contrary to the terms of this Joinder Agreement, the terms of this Joinder Agreement shall control.
Section 1. Terms of Joinder Agreement. The following words and phrases relate to Executive’s participation in the Plan:
(i)	The “Executive” is [ ].

(ii)	The “Employer” is [ ], and any successors thereto.

(iii)	The “Original Effective Date” is [ ].

(iv)	The “Benefit Age” is age [65].

(v)	The “Survivor Benefit” covered by insurance is [$ ] annually for 15 years.
Section 2. Elections.
(i)
I elect to have the Survivor’s Benefit paid [_____] in a single lump sum*, or [_____] in 180 monthly installments. (Failure to elect one method will result in the Survivor’s Benefit being paid in a single lump sum*.)

(ii)
I elect to have the Change in Control Termination Benefit paid [_____] in a single lump sum*, or [_____] in 180 monthly installments. (Failure to elect one method will result in the Change in Control Termination Benefit being paid in a single lump sum*.)

*      Lump sum payment amounts will be calculated based on a discounted present value using the Interest Factor.
Section 3. Participation. Executive understands that this Joinder Agreement must be executed and provided to the Administrator in order for Executive to continue his participation in the Plan and that by executing this Joinder Agreement Executive acknowledges and agrees to the amendment and restatement of the Plan as provided therein.

Appendix A-1

Section 4. Miscellaneous. Executive understands that he is entitled to review or obtain a copy of the Joinder Agreement and the Plan, at any time, and may do so by contacting the Employer.
Section 5. Effective Date. This Joinder Agreement shall become effective upon its execution by both the Executive and a duly authorized officer of the Employer.
IN WITNESS WHEREOF, the Employer has caused this Joinder Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement as of the dates set forth below.

[Executive]	Date

[Employer]	Date

By:

Its:

Appendix A-2